Exhibit 2

Set forth below is a summary of the material terms of the loan agreement between the Reporting Person and HSBC:

1.     Principal Amount of loan – $48,000,000 (of which the Reporting Person used $43,000,000).

2.     Maturity of loan – earlier of (i) demand and (ii) May 9, 2007.

3.     Interest rate – LIBOR plus 0.5%.

4.     Collateral – As security for the prompt and unconditional repayment of the loan, the Reporting Person granted the bank a continuing lien upon and security interest in, and pledged, assigned and transferred to the lending bank, a security interest in all right, title and interest of the Reporting Person in all accounts (including, without limitation, all accounts receivable), general intangibles (including, without limitation, contract rights and tax refunds), goods, instruments, chattel paper, deposit accounts, securities accounts and investment property, financial assets, security entitlements, investment property, commodity contracts and commodity accounts, held in any deposit account or securities account, or other accounts at the lending bank, and any and all other property of the Reporting Person and the proceeds thereof, and any and all renewals, substitutions, extensions and products and proceeds thereof and additions thereto.

5.     Events of Default – the loan agreement provides that any of the following events will constitute an event of default, entitling the lending bank to demand immediate repayment of the loan amount and all interest accrued thereon:

    (a)        the failure of the Reporting Person to pay when due any of the obligations;

    (b)        any representation or warranty of the Reporting Person to the bank in the loan agreement or any other instrument or agreement with or in favor of the bank being inaccurate or untrue;

    (c)        the breach by the Reporting Person of any covenant in the loan agreement or in any other instrument or agreement with or in favor of the bank;

    (d)        the occurrence of any event of default under any agreement or instrument evidencing or relating to any of the repayment obligations of the Reporting Person;

    (e)        if the bank deems itself in good faith insecure at any time with respect to the Reporting Person’s financial condition or ability to repay the loan;

    (f)        the bank determines in good faith that the value of the collateral has materially decreased after the date of the loan agreement.

    (g)        a default in respect of any liabilities, obligations or agreements of the Reporting Person to or with the bank;

    (h)        liquidation or dissolution (whether voluntary or involuntary);

    (i)        the making or sending notice of an intended bulk transfer;

    (j)        the granting of a security interest to anyone other than the bank in any property including, without limitation, rights in the collateral or permitting such security interest to exist;

    (k)        suspension of payment;

    (l)        the whole or partial suspension or liquidation of the Reporting Person’s usual business;

    (m)        the failure, after demand, by the Reporting Person to furnish to the bank any financial information or to permit inspection of books and records of account,

    (n)        the making of any misrepresentation to the bank for the purpose of obtaining credit or an extension of credit;

    (o)        the failure by the Reporting Person to pay any tax, or failing to withhold, collect or remit any tax of tax deficiency when assessed or duel;

    (p)        the failure by the Reporting Person to pay when due any obligations, whether or not in writing;

    (q)        the making of any tax assessment by the United States of any state of foreign country;

    (r)        entry of a judgment or issuance of an order of attachment or an injunction against, or against any of the property of, the Reporting Person;

    (s)        commencement against the Reporting Person of any proceeding for enforcement of a money judgment under Article 52 of the New York Practice Law and Rules or amendments thereto;

    (t)        if the Reporting Person or if any of its obligations or the collateral at any time fails to comply with Regulation U of the Federal Reserve Board or any amendment thereto;

    (u)        the issuance of any warrant, process or order of attachment, garnishment or lien, and/or the filing of a lien as a result thereof against any of the property of the Reporting Person, whether or not collateral;

    (v)        the Reporting Person challenges or institutes any proceeding, or any proceedings are instituted, which challenge the validity, binding effect or enforceability of the loan agreement,

    (w)        the Reporting Person or any partnership or limited liability company of which the Reporting Person is a member is expelled from or suspended by any stock or securities exchange of other exchange;

    (x)        the Reporting Person shall make an assignment for the benefit of creditors or a compositions with creditors, shall be unable or admit in writing an inability to pay its respective debts as they mature, shall file a petition in bankruptcy, shall become insolvent (however such insolvency may be evidenced), shall be adjudicated insolvent or bankrupt, shall petition or apply to any tribunal for the appointment of any receiver, liquidator or trustee of or for the Reporting Person or any substantial part of the property or assets of the Reporting Person, shall commence any proceedings relating to it under any bankruptcy, reorganization, arrangement, readjustment of debt, receivership, dissolution or liquidation law or statue of any jurisdiction, whether now or hereafter in effect, or there shall be commenced against the Reporting Person any such proceeding, or any order, judgment or decree approving the petition in any such proceeding shall be entered, or the Reporting Person shall by any act of failure to act indicate its consent to, approval of acquiescence in any such proceeding or in the appointment of any receiver, liquidator or trustee of or for the Reporting Person or any substantial part of the property or assets of the Reporting Person, or shall suffer any such appointment, or the Reporting Person shall take any action for the purpose of effecting any of the foregoing, or any court of competent jurisdiction shall assume jurisdiction with respect to any such proceeding or a receiver or trustee or other officer or representative of the court or of creditors, or any court, governmental officer or agency, shall under color of “legal authority”, take and hold possession of any substantial part of the collateral or the property of assets of the Reporting Person; or

    (z)        the bank shall in good faith deem itself insecure with respect to the financial condition of the Reporting Person.